                                                                    EXHIBIT 99.1

    GBC NEWS
                                                  Contact: Paul J. Bors
                                                           Corporate Treasurer
                                                           (847) 291-6187


               GBC ANNOUNCES SALE OF U.S. RINGBINDER BUSINESS


        Northbrook, IL, July 6, 1998 -- General Binding Corporation (Nasdaq:
GBND) announced today that it has sold its U.S. RingBinder business. Although the terms of the transaction were not disclosed, GBC expects to use proceeds from the sale of this loose-leaf ringbinder metal business to reduce its outstanding debt. A one-time charge related to the sale of about $0.11-$0.13 per diluted share will be recorded in the Company's second quarter earnings.

        GBC, which acquired U.S. RingBinder in 1977, said that the transaction represents the sale of a non-core asset, and that it demonstrates a continuation of the Company's ongoing strategy to concentrate its investments and efforts in its current four core businesses: Office Products, Document Finishing, Films and Emerging Markets.

        GBC is an innovative global technology leader in document finishing, film lamination, visual communications and paper shredder products. GBC's products are marketed in over 115 countries under the GBC, Quartet, Ibico, VeloBind, Shredmaster, Bates, Sickinger, Pro-Tech, and Fordigraph names and are used in the commercial, business, education, home office and government markets.



        This press release includes forward-looking statements involving uncertainties and risks, and there can be no assurance that actual results will not differ from the Company's expectations. The words "should," "believe," "anticipates," "plans," "may," "expects" and other expressions that indicate future events and trends identify forward-looking statements. Factors that could cause materially different results include, among other things, competition within the office products and lamination film products markets, effects of general economic conditions, issues associated with the integration of recently-acquired operations, the ability of the Company's distributors to successfully market and sell the Company's products and other risks described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update its forward-looking statements.


                                      ###